UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 10, 2014

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

(415) 901-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 10, 2014, salesforce.com, inc. (the “Company”) entered into an office lease agreement (the “Lease”) with Transbay Tower LLC to lease approximately 714,000 rentable square feet (the “Premises”) of an office building to be located at 415 Mission Street, San Francisco, California (the “Building”). The lease payments associated with the Lease will be approximately $560 million over the 15.5 year term of the Lease, beginning in the Company’s first quarter of fiscal year 2018, and the Company estimates that triple net operating expenses related to this Lease, also beginning in the Company’s first quarter of fiscal year 2018 through the term of the Lease, will be approximately $305 million. The Company expects to pay approximately $130 million for leasehold improvements, net of tenant improvement allowances, to be incurred as each phase is delivered, beginning in the Company’s first quarter of fiscal year 2018.

The Premises will be delivered, and will expire, in phases during the total term of the Lease. The first floors are scheduled to be delivered on or about April 1, 2017, and the last floors are scheduled to expire on September 30, 2032. The Company has the right to extend the term of the Lease for seven years, then the successive right to extend the term for an additional five years. Subject to certain terms and conditions, the Company also has the right to sublease, assign or transfer the Premises.

The Company’s press release announcing the Company’s entrance into the Lease is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated April 11, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 11, 2014	salesforce.com, inc.

	By:	/s/ Burke F. Norton
Burke F. Norton Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Title

99.1	Press Release dated April 11, 2014